Exhibit 99.1

NEWS RELEASE	CONTACT: David Peuse
FOR IMMEDIATE RELEASE	(715) 839-2146

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

SECOND QUARTER 2023 SALES AND EARNINGS

Eau Claire, Wisconsin (July 28, 2023) — National Presto Industries, Inc. (NYSE: NPK) announced today second quarter 2023 sales and earnings as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In response to questions about sales and earnings for the quarter, Maryjo Cohen, President, stated, “Defense segment sales for the quarter were up $7.6 million or 14.5% from those reported in the comparable 2022 quarter, reflecting increased shipments from backlog. Sales for the Housewares/Small Appliances segment were down $5.9 million or 23.8%, reflecting carryover of inventory at retail and retailers’ resumption of ‘Just-in-Time’ inventory strategies. Safety segment sales were nominal. The Defense segment’s operating earnings declined $1.48 million or 17.2% from second quarter 2022 earnings largely due to a less favorable mix. The Housewares/Small Appliance segment’s operating profit increased $245 thousand or 40% over the prior year’s modest quarterly earnings, largely reflecting changes in various accruals. As anticipated, the Safety segment reported a loss. The Federal Reserve Board’s ongoing boosts of the Fed funds rate increased yields, which in turn resulted in improved comparative portfolio earnings.”

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, cartridge cases, and metal parts. The Safety segment offers fire extinguishers, carbon monoxide detectors, and systems that provide early warning of conditions that, if not corrected, would cause significant losses.

	THREE MONTHS ENDED
	July 2, 2023	July 3, 2022
Net Sales	$78,946,000	$77,138,000
Net Earnings	$5,503,000	$6,684,000
Net Earnings Per Share	$.77	$.94
Weighted Shares Outstanding	7,106,000	7,081,000

	SIX MONTHS ENDED
	July 2, 2023	July 3, 2022
Net Sales	$159,355,000	$137,892,000
Net Earnings	$14,381,000	$9,599,000
Net Earnings Per Share	$2.02	$1.36
Weighted Shares Outstanding	7,102,000	7,077,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.